FOR IMMEDIATE RELEASE

Media Contacts:
Schneider
John Claybrooks
media@schneider.com
920-592-MKTG (6584)

Hiebing
Erin Elliott
eelliott@hiebing.com
920-592-3555

Investor Relations Contact:
Schneider
Steve Bindas
investor@schneider.com
920-592-SNDR (7637)

Schneider National, Inc. Announces Nomination of Robert Knight

GREEN BAY, WI – February 28, 2020 – The Board of Directors of Schneider National, Inc. (NYSE: SNDR) announced today that it has nominated Robert M. Knight, Jr. for election to the Board of Directors at the Annual Meeting of Shareholders on April 27, 2020. Knight is expected to also serve on the Compensation Committee of the Board.

Knight served as Chief Financial Officer of Union Pacific Corporation, a transportation company that primarily operates one of the largest railroads in North America, from 2004 until his retirement in 2019. He previously served on the Boards of Grupo Ferroviario Mexicano and TTX Company where he was Lead Director and Chair of TTX's Compensation and Audit Committees. Knight holds a Bachelor's Degree in Business Administration from Kansas State University and an MBA from Southern Illinois University.

He was nominated by the Board's Corporate Governance and Nominating Committee (the "Nominating Committee") based upon his executive and operating leadership and knowledge of the transportation industry.

About Schneider

Schneider is a premier provider of transportation and logistics services. Offering one of the broadest portfolios in the industry, Schneider's solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management and Port Logistics.

With nearly $5 billion in annual revenue, Schneider has been safely delivering superior customer experiences for over 80 years.

For more information about Schneider, visit Schneider.com or follow the company socially on LinkedIn and Twitter: @WeAreSchneider.

482-0035 5/2016

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